EXHIBIT 99.2

                   RTIN Holdings, Inc. Finalizes Acquisition
                  MedEx Systems, Inc. & Pegasus Pharmacy, Inc.

Longview, TX - June 30, 2003 RTIN Holdings (NASD OTC BB: RTNH), announced, that it has acquired 100% of the stock of MedEx Systems Inc. ("MedEx") & Pegasus Pharmacy Inc. ("Pegasus") two privately held corporations. RTIN Holdings paid cash in the amount of $1,256,000 and 1,250,000 shares of RTNH restricted common stock, without any registration rights, for its 100% ownership of MedEx & Pegasus. The Company also assumed certain liabilities of the seller in connection with the completed acquisition. The cash payments and stock which have already been released to seller from escrow along with the debt assumption, fully and completely, pay for the transaction.

The Company believes that this strategic acquisition, which aligns the companies previously separated in March of 2002, is a major step forward in securing the objective of national expansion of their wireless prescribing system coupled with the preferred pharmacy fulfillment centers. The success of the roll out of the MedEx wireless electronic medical prescription writing devices in concert with the automatic fulfillment of prescription drugs at the Pegasus Pharmacy in the New Orleans market has positioned the new combined organizations as a market leader in the pain management niche of the burgeoning and underserved $100 billion pharmacy industry. Subsequent to proving the remarkable effectiveness of this new system at Louisiana State University (through the Pain Mastery Center of Louisiana) as well as in the Company's current Safescript markets, the Company is fast tracking expansion throughout the remaining major US markets.

Pegasus currently has pharmacies open in New Orleans, Baton Rouge, and Covington, Louisiana with a fourth unit preparing to open at Northshore in New Orleans. The current revenue for the existing Pegasus pharmacy operations is exceeding $10,000,000 annually and growing month over month in existing units. These sales, coupled with the sales being generated from the Company's Safescript Pharmacy division create the springboard for the Company's national expansion plans.

Mr. Laurence Solow, the founder of MedEx Systems, Inc. and Pegasus Pharmacy, Inc. has now left the companies. RTIN Holdings, Inc. has assumed complete management control of both subsidiaries and has notified the Louisiana Board of Pharmacy and Drug Enforcement Agency of the change of control.

The Company has retained Edward Dmytryk, a turnaround specialist who's most recent accomplishment was the successful revitalization of Park City Group, a former part of the nationally branded Ms. Field's Cookies Company, to assume oversight control of MedEx and Pegasus during the transition period. Mr. Dmytryk has been retained by the board of RTNH to restructure operations of all subsidiaries to obtain the maximum efficiencies of the combined companies. Mr. Dmytryk will begin his work in New Orleans beginning July 7, 2003 and will report directly to the board of directors of the Company.

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Curtis Swanson, President of RTIN Holdings, Inc. stated, "The synergies afforded by this completed acquisition are incredible. In addition to adding a mature pharmacy unit to our model which is already achieving unit numbers consistent with the overall business plan, the Company is acquiring 30 more major metropolitan CMSA's in which it can now exclusively develop the Safe Med Systems and Safescript Pharmacies models. The total population of the CMSA's being acquired is in excess of 100,000,000 which provides the opportunity for tremendous market partner activity in the future as well as accelerated Company owned development." RTIN Holdings, Inc. is a public holding company with two operating subsidiaries, Safe Med Systems, Inc. and Safescript Pharmacies, Inc. Safe Med Systems, Inc. (TM) is a medical communications/technology company that
provides   state-of-the-art,    hand-held   prescription   units   loaded   with
patent-pending software and secure, broadband wireless technology. Safescript Pharmacies, Inc. (TM) is the preferred retail pharmacy provider that specializes in filling prescriptions generated by the Safe Med Systems technology. For additional information please visit our websites at www.rtinholdings.com and www.safemedinc.com

Contact: Curtis Swanson, President at cswanson@rtinholdings.com or 903-295-6800.

Certain statements in this news release may constitute "forward-looking" statements within the meaning of section 21E of the securities and Exchange Act of 1934. The Company believes that its expectations, as expressed in these statements are based on reasonable assumptions regarding the risks and uncertainties inherent in achieving those expectations. These statements are not, however, guarantees of future performance and actual results may differ materially. Other risk factors are listed in the most recent Annual Report on Form 10-KSB and Quarterly Report on Form 10-QSB filed with the Securities and Exchange Commission. Such forward-looking statements involve risks,